Exhibit 10.5

Peru Federal Savings Bank

AMENDED AND RESTATED

Supplemental Life Insurance Agreement

THIS SUPPLEMENTAL LIFE INSURANCE AGREEMENT (this “Agreement”) is adopted this May 1, 2014, by and between PERU FEDERAL SAVINGS BANK, located in Peru, Illinois (the “Bank”), and                      (the “Executive”). It amends and restates in its entirety the Endorsement Split Dollar Insurance Agreement between the Bank and the Executive dated June 4, 2004.

The purpose of this Agreement is to retain and reward the Executive, by dividing the death proceeds of certain life insurance policies which are owned by the Bank on the life of the Executive with the designated beneficiary of the Executive. The Bank will pay the life insurance premiums from its general assets.

ARTICLE 1

DEFINITIONS

Whenever used in this Agreement, the following terms shall have the meanings specified:

1.1	“Bank’s Interest” means the benefit set forth in Section 3.2.

1.2	“Beneficiary” means each designated person, or the estate of the deceased Executive, entitled to benefits, if any, upon the death of the Executive.

1.3	“Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs and returns to the Plan Administrator to designate one or more Beneficiaries.

1.4	“Board” means the Board of Directors of the Bank as from time to time constituted.

1.5	“Compensation” means the total base annual salary of the Executive, before any voluntary deductions or withholdings, as of the date of the Executive’s death.

1.6	“Executive's Interest” means the benefit set forth in Section 3.1.

1.7	“Effective Date” means May 1, 2014.

1.8	“Insured” means the Executive.

1.9	“Insurer” means the insurance company issuing the life insurance policy on the life of the insured.

1.10	“Net Death Proceeds” means the total death proceeds of the Policy minus the cash surrender value.

1.11	“Policy” means the individual insurance policy or policies adopted by the Bank for purposes of insuring the Executive's life under this Agreement.

1.12	“Termination of Employment” means the termination of Executive's service for any reason, voluntarily or involuntarily.

ARTICLE 2

PARTICIPATION

Unless the Board, in its sole discretion, elects to otherwise continue the Agreement, the Executive’s rights under the Agreement shall automatically cease and his or her participation in this Agreement shall automatically terminate upon his or her Termination of Employment. In the event that the Bank decides to maintain the Policy after the Executive’s termination of participation in the Agreement, the Bank shall be the direct beneficiary of the entire death proceeds of the Policy.

ARTICLE 3

POLICY OWNERSHIP/INTERESTS

3.1	Executive’s Interest. The Executive, or the Executive’s assignee, shall have the right to designate the Beneficiary of an amount of death proceeds equal to ONE TIMES COMPENSATION, not to exceed the Net Death Proceeds, subject to:

(a)	Forfeiture of Executive’s rights upon termination of Participation as set forth in Section 2;

(b)	Termination of the Agreement and the corresponding forfeiture of rights for all Executives or any one Executive in accordance with Section 9 hereof; and

3.2	Bank’s Interest. The Bank shall own the Policy and shall have the right to exercise all incidents of ownership except that the Bank shall not sell, surrender or transfer ownership of a Policy so long as the Executive has an interest in the Policy as described in Section 3.1. However, the Bank may replace the Policy with a policy that provides comparable death benefits to cover the benefit provided under this Agreement. This provision shall not impair the right of the Bank, subject to Article 9, to terminate this Agreement. The Bank shall be the beneficiary of the remaining death proceeds of the Policy after the Executive's Interest is determined according to Section 3.1.

ARTICLE 4

PREMIUMS

4.1	Premium Payment. The Bank shall pay all premiums due on all policies.

4.2	Economic Benefit. The Bank shall determine the economic benefit attributable to the Executive based on the life insurance premium factor for the Executive’s age multiplied by the aggregate death benefit payable to the Executive’s beneficiary. The “life insurance premium factor” is the minimum factor applicable under guidance published pursuant to IRS Reg.§ l.61-22(d)(3)(ii) or any subsequent authority.

4.3	Imputed Income. The Bank shall impute the economic benefit to the Executive on an annual basis, by adding the economic benefit to the Executive’s W-2, or if applicable, Form 1099.

ARTICLE 5

BENEFICIARIES

5.1	Beneficiary. The Executive shall have the right, at any time, to designate a Beneficiary(ies) to receive any benefits payable under the Agreement to a beneficiary upon the death of the Executive. The Beneficiary designated under this Agreement may be the same as or different from the Beneficiary designation under any other agreement or plan of the Bank in which the Executive participates.

5.2	Beneficiary Designation; Change. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form, and delivering it to the Bank or its designated agent. The Executive’s beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Bank’s rules and procedures, as in effect from time to time. Upon the acceptance by the Bank of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Bank shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Bank prior to the Executive’s death.

5.3	Acknowledgement. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Bank or its designated agent.

5.4	No Beneficiary Designation. If the Executive dies without a valid designation of beneficiary, or if all designated Beneficiaries predecease the Executive, then the Executive’s surviving spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, the benefits shall be made payable to the personal representative of the Executive's estate.

5.5	Facility of Payment. If the Bank determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person's property, the Bank may direct payment of such benefit to the guardian, legal representative or person having the care of custody of such minor, incompetent person or incapable person. The Bank may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Executive and the Executive's Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such payment amount.

ARTICLE 6

ASSIGNMENT

The Executive may irrevocably assign without consideration all or part of the Executive’s Interest in this Agreement to any person, entity or trust. In the event the Executive shall transfer all or part of the Executive’s Interest, then all or part of the Executive’s Interest in this Agreement shall be vested in the Executive’s transferee, who shall be substituted as a party hereunder, and the Executive shall have no further interest in this Agreement.

ARTICLE 7

INSURER

The Insurer shall be bound only by the terms of its given Policy. The Insurer shall not be bound by or deemed to have notice of the provisions of this Agreement. The Insurer shall have the right to rely on the Bank’s representations with regard to any definitions, interpretations or Policy interests as specified under this Agreement.

ARTICLE 8

CLAIMS AND REVIEW PROCEDURE

8.1	Claims Procedure. The Executive or Beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

8.1.1	Initiation - Written Claim. The claimant initiates a claim by submitting to the Bank a written claim for the benefits.

8.1.2	Timing of Bank Response. The Bank shall respond to such claimant within 90 days after receiving the claim. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial period 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

8.1.3	Notice of Decision. If the Bank denies part of all the claim, the Bank shall notify the claimant in writing of such denial. The Bank shall write the notification in manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specified reasons for the denial;

(b)	A reference to the specified provisions of the Agreement on which the denial is based;

(c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;

(d)	An explanation of the Agreement's review procedures and the time limits applicable to such procedures; and

(e)	A statement of the claimant's right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

8.2	Review Procedure. If the Bank denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows:

8.2.1	Initiation - Written Request. To initiate the review, the claimant, within 60 days after receiving the Bank’s notice of denial, must file with the Bank a written request for review.

8.2.2	Additional Submissions - Information Access. The Claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Bank shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

8.2.3	Considerations on Review. In considering the review, the Bank shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

8.2.4	Timing of Bank's Response. The Bank shall respond in writing to such claimant within 60 days after receiving the request for review. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period to an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

8.2.5	Notice of Decision. The Bank shall notify the claimant in writing of its decision on review. The Bank shall write the notification in a manner calculated to the understood by the claimant. The notification shall set forth:

(a)	The specific reasons of the denial;

(b)	A reference to the specific provisions of the Agreement on which the denial is based;

(c)	A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

(d)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

ARTICLE 9

AMENDMENTS AND TERMINATION

The Board may amend or terminate this Agreement at any time prior to the Executive’s death. Such an amendment or termination shall be by any written notice to the Executive. In the event that the Bank decides to maintain the Policy after the termination of the Agreement, the Bank shall be the direct beneficiary of the entire death proceeds of the Policy.

ARTICLE 10

ADMINISTRATION

10.1	Bank Duties. This Agreement shall be administered by the Bank, as the named fiduciary, which shall consist of the Board or such committee or persons as the Board may choose. The Bank shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions including interpretations of this Agreement, as may arise in connection with this Agreement.

10.2	Agents. In the administration of this Agreement, the Bank may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may counsel to the Bank.

10.3	Binding Effect of Decisions. The decision or action of the Bank with respect to any question arising out of or in connection with the administration, interpretation and application of this Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in this Agreement.

10.4	Indemnity of Bank. The Bank shall indemnify and hold harmless the members of the Bank against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Bank or any of its members.

ARTICLE 11

MISCELLANEOUS

11.1	Binding Effect. This Agreement shall bind the Executive and the Bank, their beneficiaries, survivors, executors, administrators and transferees and any Beneficiary.

11.2	No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an Executive of the Bank, not does it interfere with the Bank's right to discharge the Executive. It also does not require the Executive to remain an Executive nor interfere with the Executive's right to terminate employment at any time.

11.3	Applicable Law. The Agreement and all rights hereunder shall be governed by and construed according to the laws of the state of Illinois, except to the extent preempted by the laws of the United States of America.

11.4	Reorganization. The Bank shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm or person unless such succeeding or continuing company, firm or person agrees to assume and discharge the obligations of the Bank under this Agreement. Upon the occurrence of such event, the term "Bank" as used in this Agreement shall be deemed to refer to the successor or survivor company.

11.5	Notice. Any notice or filing required or permitted to be given to the Bank under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Peru Federal Savings Bank

Attention: Chairman of the Board

1730 Fourth Street,

Peru, Illinois 61354

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification. Any notice or filing required or permitted to be given to the Executive under this Agreement shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Executive.

11.6	Entire Agreement. This Agreement, along with the Executive’s Beneficiary Designation Form constitute the entire agreement between the Bank and the Executive as to the subject matter hereof. No rights are granted to the Executive under this Agreement other than those specifically set forth herein.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date indicated above.

EXECUTIVE:	PERU FEDERAL SAVINGS BANK

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